Exhibit 10.16

* Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

DISTILLER’S GRAIN MARKETING AGREEMENT

THIS DISTILLER’S GRAIN MARKETING AGREEMENT (the “Agreement”), is entered into effective as of October 1, 2007, by United Wisconsin Grain Producers LLC, a Wisconsin Limited Liability Company (“Seller”), and CHS Inc., a Minnesota cooperative corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell and Buyer desires to purchase the Distiller’s Dried Grains with Solubles (“DDGS”) output of the ethanol production plant which Seller owns in Friesland, Wisconsin which is to be shipped by rail;

WHEREAS, Seller desires to be responsible for the sale of all Wet Distillers Grains with solubles (“WDG”) and solubles (“Solubles”) and all DDGS that is not to be shipped by rail: and

WHEREAS, Seller and Buyer wish to agree in advance of such sale and purchase to the price formula, payment, delivery and other terms thereof in consideration of the mutually promised performance of the other.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed:

1.             BUYER PERFORMANCE.  Buyer agrees to perform the services that it provides for Seller in a professional and competent manner.

2.             PURCHASE AND SALE. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the DDGS produced by Seller’s plant at Friesland, Wisconsin (hereinafter the “Plant”) that the parties agree (in their discretion) are to be shipped by rail, subject to all terms and conditions set forth in this Agreement.  Buyer shall label, as required by applicable law, all DDGS that are sold by Buyer and shall register all labels with the states where the DDGS are sold by Buyer hereunder.  Seller is under no obligation to sell DDGS to Buyer by rail or otherwise, provided Seller shall not sell DDGS by rail to any party other than Buyer (subject to this Agreement).  Buyer agrees to provide Seller DDGS rail quotes on a regular basis and as requested by Seller.

3.             TRADE RULES.  Except as otherwise set forth in this Agreement, all purchases and sales made hereunder shall be governed by the then current Feed Trade Rules of the National Grain and Feed Association (the “Trade Rules”); provided, however, that in the event of any conflict or inconsistency between any term or provision of the Trade

Rules and any term or condition of this Agreement, this Agreement shall govern and control to the full extent of such conflict or inconsistency.

4.             TERM.  This agreement shall remain in effect until terminated by either party at its unqualified option by providing the other party hereto not less than 90 days written notice of its election to terminate this Agreement.

5.             DELIVERY AND TITLE.

A.   The place of delivery for all the DDGS sold pursuant to this Agreement shall be FOB the Plant.  Buyer and Buyer’s agents shall be given access to only those areas of Seller’s Plant as are reasonably necessary for the taking of delivery of the DDGs.  Buyer shall coordinate the delivery of rail cars to the Plant, and the loading of all outbound DDGS purchased hereunder which are shipped by rail by the Seller.  All labor and equipment necessary to load rail cars shall be supplied by Seller without charge to Buyer.  Seller agrees to handle the DDGS in a good and workmanlike manner in accordance with Buyer’s reasonable requirements and in accordance with normal industry practice.  Seller shall maintain the rail loading facilities in safe operating condition in accordance with normal industry standards.

B.   Seller shall be responsible at all times for the quantity, quality and condition of the DDGS in storage at the Plant.

C.   Buyer shall give to Seller a schedule of quantities of the DDGS to be removed by rail with sufficient advance notice reasonably to allow Seller to provide the required services.  Seller shall provide the labor, equipment and facilities necessary to meet Buyer’s loading schedule and, except for any consequential or indirect damages, shall be responsible for Buyer’s actual costs or damages resulting from Seller’s failure to do so.  Buyer shall order and supply rail cars as scheduled for rail shipments.  All freight charges shall be the responsibility of Buyer and shall be billed directly to Buyer.

D.   Buyer shall provide loading orders as necessary to timely remove the quantities of DDGS that the parties have agreed are to be shipped by rail and that Seller has sold to Buyer in the time frames set forth in the applicable purchase order.  Seller shall provide to Buyer an estimated production schedules as follows:  five (5) days prior to the beginning of each calendar month during the term hereof, Seller shall provide to Buyer an estimated schedule for production in the next calendar month that is to shipped by rail. Seller acknowledges that Buyer will be attempting to resell quantities of DDGS purchased from Seller based upon the production schedule of quantities of DDGS to be shipped by rail and Seller will use its commercially reasonable efforts to not change the quantities available to Buyer as stated in such production schedule without Buyer’s written consent.  For purposes of this paragraph, notification will be sufficient if made by e-mail or facsimile as follows:

If to Buyer, to the attention of Steve Markham, Facsimile number                            or e-mail to steve.markham@chsinc.com, and

If to Seller, to the attention of                                                                                           .  Or to such other representatives of Buyer and Seller as they may designate to the other in writing.

E.  Title, risk of loss and full shipping responsibility shall pass to Buyer upon loading the DDGS into rail cars and Buyer’s receipt of written notice (the “Railcar Loading Notice”) from Seller that such DDGS have been loaded and are available for billing; provided that the Railcar Loading Notice for such DDGS is delivered to Buyer before 3:00 p.m. Central Standard Time on the day that such DDGS is loaded  If the Railcar Loading Notice for any DDGS is delivered to Buyer on or after 3:00 Central Standard Time on the day that such DDGS is loaded, title, risk of loss and full shipping responsibility shall pass to Buyer as of the commencement of the next business day.

6.             PRICE AND PAYMENT

A. [*]

B. [*]

7.             QUANTITY AND WEIGHTS.

A. It is understood that the output of the DDGS shall be determined by Seller’s production schedule and that no warranty or representation has been made by Seller as to the exact quantities of DDGS to be sold pursuant to this Agreement.

B.  The quantity of DDGS delivered to Buyer from Seller’s Plant shall be established by Seller’s official railroad weights which shall be certified as of the time of weighing and which comply with all applicable laws, rules and regulations, or in the event that such weights are inoperable then at other scales which are certified as of the time of weighing and which comply with all applicable laws, rules and regulations. The outbound weight certificates shall be determinative of the quantity of the DDGS for which Buyer is obligated to pay pursuant to this Agreement.

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

8.             QUALITY.

A.  Seller understands that Buyer intends to sell the DDGS purchased from Seller as a primary animal feed ingredient and that said DDGS is subject to minimum quality standards for such use.  Seller agrees and warrants that the Products produced at its plant and delivered to Buyer shall be accepted in the feed trade under current industry standards.

B.  Seller warrants that all DDGS, unless the parties agree otherwise, sold to Buyer hereunder shall, at the time of delivery to Buyer, conform to the following minimum quality standard:

	Protein		Fat		Fiber		Moisture		Ash
	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max
DDGS	25		10			15		12		6

The standard for DDGS will be determined on an as is basis per original sample rather than a dry weight basis.

C.  Seller warrants that at the time of loading, the DDGS will be merchantable, will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and that each shipment may lawfully be introduced into interstate commerce under said Act.  Payment of invoice does not waive Buyer’s rights if goods do not comply with terms or specifications of this Agreement.  Unless otherwise agreed between the parties to this Agreement, and in addition to other remedies permitted by law, the Buyer may, without obligation to pay, reject either before or after delivery, any of the DDGS which when inspected or used fail in a material way to conform to this Agreement; provided, however, (i) that such failure shall not be caused by Buyer, its ultimate customer or some third party after the delivery of such DDGS to Buyer, and (ii) that Buyer provide written notice of rejection of such DDGS to Seller promptly, but in any event within 48 hours of unloading of such DDGS by the ultimate customer or such DDGS shall be deemed to be accepted by Buyer.

Should any of the DDGS be seized or condemned by any federal or state department or agency for any reason except noncompliance by Buyer with applicable federal or state requirements or the failure of Buyer to comply with any term of this Agreement (a “Governmental Seizure”), such Governmental Seizure shall operate as a rejection by Buyer of the goods seized or condemned and Buyer shall not be obligated to offer any defense in connection with the seizure or condemnation.  However, in such event, Buyer shall promptly notify Seller of the Governmental Seizure, and in any event within 12 hours of Buyer receiving notice of the Governmental Seizure.  Buyer shall reasonably cooperate with Seller upon request, but at Seller’s cost and expense, in defending against or otherwise contesting the Governmental Seizure.

If any DDGS are validly rejected by Buyer in accordance with this Section (the “Rejected Goods”), Buyer will, in the following order:

(1)  Offer Seller a reasonable opportunity of examining and taking possession thereof, in Seller’s discretion and at Seller’s cost and expense, provided that Seller takes action promptly to make such examination and take possession thereof; or

(2)  Dispose of the Rejected Goods in any manner directed by Seller which Buyer can accomplish without violation of applicable laws, rules, regulations or property rights; or

(3)  If Buyer has no available means of disposal of Rejected Goods and Seller fails to direct Buyer to dispose of it as provided herein, Buyer may return the Rejected Goods to Seller, upon which event Buyer’s obligations with respect to said Rejected Goods shall be deemed fulfilled.

Seller shall reimburse Buyer for all costs reasonably incurred by Buyer in storing, transporting, returning and disposing of the Rejected Goods. Buyer shall have no obligation to pay Seller for Rejected Goods and may deduct reasonable costs and expenses to be reimbursed by Seller from amounts otherwise owed by Buyer to Seller.

If Seller produces DDGS which comply with the warranty in Section 8C above but which do not meet applicable industry standards, Buyer agrees to purchase such DDGS for resale but makes no representation or warranty as to the price at which such DDGS can be sold.  If the DDGS deviate so severely from industry standard as to be unsalable, then it shall be disposed of in the manner provided for Rejected Goods in Section 8C above.

Title and risk of loss of Rejected Goods shall pass to Seller promptly upon valid rejection by Buyer.

D.  If Seller knows that any of the DDGS produced at its Plant are adulterated or misbranded, or outside of industry quality standards, Seller shall promptly so notify Buyer so that such DDGS can be tested before entering interstate commerce.  If Buyer knows  that any of the DDGS produced by Seller at its Plant are adulterated, misbranded or outside of industry quality standards, then Buyer may obtain independent laboratory tests of the affected goods. If such goods are tested and found to comply with all warranties made by Seller herein, then Buyer shall pay all testing costs; and if the goods are found not to comply with such warranties, Seller will pay all testing costs.

9.     RETENTION OF SAMPLES; DISPUTES.  Seller will take an origin sample of Products from each truck and rail car before it leaves the Plant using standard sampling methodology.  Seller will label these samples to indicate the date of shipment and the truck or railcar number involved. Seller will also retain the samples and labeling information for no less than one year.

In the event of any dispute regarding the grade or quality of any DDGS sold by Seller to Buyer, samples of such DDGS shall be sent to an independent third party inspector mutually approved by Buyer and Seller.  The decision of such third party inspector regarding such grade or quality shall be binding upon the parties hereto.  Testing fees charged by such third party inspector shall be paid by Seller unless it is determined that Buyer’s (or its customer’s) analysis was not accurate and the DDGS met the grade and quality standards required hereunder, in which case such inspection fees shall be paid by Buyer.

10.           INSURANCE.

A.  Seller warrants to Buyer that all employees engaged in the removal of the DDGS from Seller’s plant shall be covered by worker’s compensation and unemployment compensation insurance, to the extent required by law.  Seller agrees to maintain throughout every term of this Agreement comprehensive general liability insurance, including product liability coverage, with combined single limits of not less than $2,000,000.  Seller’s policies of comprehensive general liability insurance shall be endorsed to require Seller’s insurer endeavor to provide at least thirty (30) days advance notice to Buyer prior to the effective date of any decrease in or cancellation of coverage.  Seller shall cause Buyer to be named as an additional insured on Seller’s insurance policy and shall provide a certificate of insurance to Buyer to establish the coverage maintained by Seller not later than fourteen (14) days prior to completion and start-up of production of the Plant.

B.  Buyer agrees to carry such insurance on its vehicles operating on Seller’s property as Seller reasonably deems appropriate.  The parties acknowledge that Buyer may elect to self insure its vehicles.  Upon request, Buyer shall provide certificate of insurance to Seller to establish the coverage maintained by Buyer.

C.  Notwithstanding the foregoing, nothing herein shall be construed to constitute a waiver by either party of claims, causes of action or other rights which either party may have or hereafter acquire against the other for damage or injury to its agents, employees, invitees, property, equipment or inventory, or third party claims against the other for damage or injury to other persons or the property of others.

11.           REPRESENTATIONS AND WARRANTIES

A.  Seller represents and warrants that the DDGS delivered to Buyer shall be free and clear of liens and encumbrances.

12.           EVENTS OF DEFAULT.  The occurrence of any of the following shall be an event of default under this Agreement (“Event of Default”):  (1) failure of either party to make payment to the other when due; (2) default by either party in the performance of the covenants and agreements set forth in this Agreement; (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated bankrupt, or file a petition in bankruptcy, or apply to a court for the appointment of a receiver for any of its assets or properties with or without consent, and such receiver shall not be discharged within sixty (60) days following appointment.

13.           REMEDIES.  Upon the happening of an Event of Default, the parties hereto shall have all remedies and rights available in applicable law, equity or otherwise with respect to an Event of Default by the other party.  Without limiting the foregoing, the parties shall have the following remedies whether in addition to or as one of the remedies otherwise available to them; (1) to declare all amounts owed immediately due and payable; and (2) immediately to terminate this Agreement effective upon receipt by the party in default of the notice of termination, provided, however, the parties shall be allowed 10 days from the date of receipt of notice of default for to cure any default. Notwithstanding any other provision of this Agreement, Buyer may offset against amounts otherwise owed to Seller the price of any Rejected Goods.

14.           FORCE MAJEURE.  Neither Seller nor Buyer will be liable to the other for any failure or delay in the performance of any obligation under this Agreement due to events beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, act of the public enemy, riots, civil disorders, sabotage, strikes, lockouts, labor disputes, labor shortages, war stoppages or slowdowns initiated by labor, transportation embargoes, failure or shortage of materials, acts of God, or acts or regulations or priorities of the federal, state or local government or branches or agencies thereof.

15.           INDEMNIFICATION.

A.            Seller shall indemnify, defend and hold Buyer and its officers, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that Buyer or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of Seller contained herein or (ii) the Seller’s negligence or willful misconduct.

B.            Buyer shall indemnify, defend and hold Seller and its officer, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that Seller or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of Buyer contained herein or (ii) the Buyer’s negligence or willful misconduct.

C.            Notwithstanding the above, where such personal injury, death or loss of or damage to property is the result of negligence on the part of both Seller and Buyer, each party’s duty of indemnification shall be in proportion to the percentage of that party’s negligence or faults.

16.           RELATIONSHIP OF PARTIES.  This Agreement creates no relationship other than that of buyer and seller between the parties hereto.  Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise orundertaking created hereby.  Nothing contained in this Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.

17.           MISCELLANEOUS.

A.            This writing is intended by the parties as a final expression of their agreement and a complete and exclusive statement of the terms thereof.

B.            No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.

C.            Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature or the performance and an opportunity to make objection.

D.            No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than as specifically set forth herein.

E              This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.

F.             The paragraph headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

G.            This Agreement shall be construed and performed in accordance with the laws of the State of Wisconsin.

H.            All claims, disputes, controversies and other matters arising out of this Agreement shall be resolved by binding arbitration in accordance with the Arbitration Rules of the National Grain and Feed Association or such other governing rules as may be agreed to by the parties.  The arbitration will be conducted in St. Paul, Minnesota by an arbitrator selected by mutual agreement of the parties.  If the parties are unable to agree upon an arbitrator, the arbitration will be conducted by a panel of three arbitrators, one arbitrator selected by each party and the third arbitrator selected by arbitrators chosen by the parties hereto.  The decision of any two of the three arbitrators will be the decision of the entire panel.  The costs of arbitration, including reasonable attorneys’ fees, shall be borne as assessed by the arbitrators.  The decision from the arbitration shall be reduced to writing and shall be binding on the parties.  Judgment upon the award(s) rendered by the arbitrator(s) may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement.  In arbitration, all privileges under state and federal law, including attorney client and work product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court in the United States proceeding applying the internal law of the State of Wisconsin (without reference to the law of conflicts of any jurisdiction).

I.              The respective rights, obligations and liabilities of the parties under this Agreement are not assignable or delegable without the prior written consent of the other party.

J.             Notice shall be deemed to have been given to the party to whom it is addressed ninety-six (96) hours after it is deposited in certified U.S. mail, postage prepaid, return receipt requested, addressed as follows:

Buyer:	CHS, Inc.
Attn: Steve J. Markham
5500 Cenex Drive
Inver Grove Heights, MN 55077

Seller:	United Wisconsin Grain Producers, LLC
c/o Dan Wegner
W1231 Tessmann Drive
Friesland, WI 53935

K.            This Agreement represents the entire agreement between the parties regarding the subject matter hereof and supersedes the previous agreement dated               , 2004 between the parties.

L.             Each of the parties hereto agrees and acknowledges that time is of the essence in the performance of their obligations hereunder.

[Signature Page Follows]

IN WITNESS THEREOF, the parties have caused this Agreement to be executed the day and year first above written.

CHS, Inc.

By	/s/ Steve Markham
Its:	Merchant

United Wisconsin Grain Producers, LLC

By	/s/ Jeff Robertson
Title	CEO